World Funds Trust 485BPOS

Exhibit 99.(e)(4)

Schedule A

To the

Underwriter Agreement

Clifford Capital Partners Fund

Clifford Capital Focused Small Cap Value Fund

First Dominion Capital Corp.	World Funds Trust – 7